EXHIBIT 23.1






CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement of our reports dated January 23, 1997 included in and incorporated by reference in Consolidated Freightways Corporation's Form 10-K for the year ended December 31, 1996 (File No. 001-12149), and to all references to our Firm included in this Registration Statement.



ARTHUR ANDERSEN LLP

Portland, Oregon,
April 11, 1997